Exhibit 10.37

STOCK PLEDGE AGREEMENT

              THIS STOCK PLEDGE AGREEMENT (“Agreement”) is made as of this 4th day of June, 2009, by and among MAGNITUDE INFORMATION SYSTEMS, INC. a Delaware corporation (“Magnitude”) and Discover Advisory Company, a Bahamian corporation (“Discover”).

RECITALS:

              WHEREAS, since December, 2008, Discover has provided Magnitude with emergency bridge loan funding on a continuing basis to sustain its operations and pay for the ongoing operations of its wholly owned subsidiary, Kiwibox Media, Inc., also a Delaware corporation (“Kiwibox”) in the amounts of $100,000 on December 23, 2008; $150,000 on January 7, 2009; $200,000 on January 27, 2009, and; $150,000 on February 20, 2009; $50,000 on April 16, 2009, $60,000 on May 5, 2009; $60,000 on May 12, 2009, $80,000 on June 4, 2009 and continuing through the current period;

              WHEREAS, Magnitude and Discover negotiated the terms of the bridge loans and Magnitude executed and delivered four (4) promissory notes to document the bridge loans from Discover (the “Old Notes”) and now has prepared, negotiated and delivered a new master note, dated the date hereof, providing for a lending facility of up to $1,000,000 (the “Master Note”);

              WHEREAS, Magnitude secured its promise to pay the Old Notes by giving Discover a security interest in its wholly owned subsidiary, Kiwibox Media, Inc. (“Kiwibox”) through a Magnitude pledge of Kiwibox Certificate No. 6, representing 160 capital shares, no par value, and representing all of the issued and outstanding shares of Kiwibox (the “Kiwibox Shares”), and;

              WHEREAS, Magnitude shall deliver the fully executed Master Note to Discover on the date hereof, shall cancel the Old Notes and deliver this Agreement to memorialize the security provisions in the Master Note, pledging the Kiwibox Shares as security for the Magnitude indebtedness covered in the Master Note.

              In consideration of the foregoing, and the covenants and promises contained herein, the parties hereto agree as follows:

1.           Pledge.  Magnitude hereby pledges and grants to Discover a security interest in the Kiwibox Shares. The security interest in the Kiwibox Shares shall be released upon full repayment of the principal and accrued interest of the funds loaned to Magnitude through the Master Note or if Discover exercises its option to convert the total outstanding principal and accrued interest of the Notes into Magnitude common shares, and such security interest shall continue until (i) Magnitude’s obligations under the Master Note is paid or converted in full, at which time the pledge of the Kiwibox Shares shall automatically terminate, or (ii) until an occurrence of an Event of Default hereunder, and until such time as Discover has exercised its rights with respect to the Kiwibox Shares as provided in Section 6 hereof.

2.           Security.  Said pledge and security interest is made in order to secure the payment of principal and accrued interest due to Discover under the Master Note.

3.           Delivery of Certificate and Stock Power.  Upon execution of this Agreement, Discover thereby confirms its receipt and possession of the certificate, representing all outstanding Kiwibox Shares. Upon execution and delivery of this Agreement, Magnitude shall forthwith execute and deliver a stock power in favor of Discover for such stock certificate, signed by Magnitude, but not dated.

4.           Dividends; Voting Rights.  During the term of the pledge, and so long as Magnitude is not in default pursuant to Section 6 hereof, Magnitude shall retain all rights associated with the Kiwibox Shares.

5.           Redelivery.  Upon payment in full of Magnitude’s obligations under the Master Note, Discover shall deliver the Kiwibox Shares to Magnitude, and this Agreement shall terminate.

6.           Default.  The happening of any one or more of the following events or conditions shall constitute an “Event of Default” hereunder: (i) if Magnitude shall fail to pay the principal and accrued interest under the Master Note within ten (10) business days’ of Magnitude’s receipt of a written demand for payment from Discover; or (ii) the breach by Magnitude of any of its obligations pursuant to this Agreement. Upon occurrence of an Event of Default, Discover may, at any time after such Event of Default, complete the stock power delivered herewith and deliver the same, along with the certificate representing the Kiwibox Shares, to Magnitude, transferring the Kiwibox Shares on the books of Magnitude pursuant to the stock power and for the issuance of a new certificate in the name of Discover, and Discover shall be the absolute owner of the Kiwibox Shares.

7.           Other Actions.  Each party agrees that it will execute and deliver all such other documents and will take all such other actions as the other party may reasonably request from time to time in order to fully effectuate the provisions and purposes hereof.

8.           Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed effective when delivered personally or, if delivered by mail, twenty-four (24) hours after having been deposited in the U.S. mail, postage prepaid, registered or certified, and addressed to the parties as follows (or to such other address as a party shall have specified in a notice given in accordance with this paragraph):

If to Magnitude to:

Magnitude Information Systems, Inc.
330 West 38th Street
New York, New York
Attn: Joerg H. Klaube, Chief Financial Officer

If to Discover to:

Discover Advisory Company
50 Shirley Street / P.O. Box N-341
Nassau
Bahamas
Attn: Karin Buehler, Secretary

with copy by email to: discoveradvisory@gmx.net

9.           Successor.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

10.         Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

The parties have hereunto set their hands as of the day and year first above written.

Pledgor:

Magnitude Information Systems, Inc.

By:
Rudolf Hauke, President

Pledgee:

Discover Advisory Company

By:
Karin Buehler, Secretary